                                                                    Exhibit 99.1


Contacts:

Stanley Wunderlich                               John Howlett
Consulting For Strategic Growth 1, Ltd.          Chief Executive Officer
Public Relations                                 Emtec, Inc.
Corporate Development Consultants                Tel: 856-235-8787
Tel: 800-625-2236                                Fax: 856-235-2932
Fax: 212-697-0910                                Email:john_howlett@emtecinc.com
Email: cfsg@consultant.com                       Website: www.emtecinc.com


EARNINGS RELEASE

                  EMTEC, INC. REPORTS RESULTS FOR THIRD QUARTER
                             ENDED DECEMBER 31, 2003

        Net Income Increased by 141.76% for the Quarter and by 201.71%
           for the Nine Months, Compared to the Same Periods in 2002

         MT. LAUREL, N.J., February 17, 2004 - Emtec, Inc. (OTCBB:ETEC), a systems integrator providing technology solutions to enable customers to effectively use and manage data to grow their business, announced today its results for the third quarter ended December 31, 2003.

         Net income for the three months ended December 31, 2003 rose by 141.76 percent to $320,326, compared to a net loss of $(767,026) for the comparable period in 2002.

         Net income for the nine months ended December 31, 2003, rose to $539,269 compared to a net loss of $(530,200) for the same period in 2002 - an increase of 201.71 percent. Management attributed both of these increases in net income to the overall increase in installation services associated with computer roll-out projects for the various state agencies in the State of New Jersey and a school district in Georgia, as well as an increase in our manufacturers' support services contract revenues to one customer.

         John Howlett, CEO, Emtec, Inc., said, "Our rapidly growing net income in 2003 was a result of our acquisitions in August 2002 of certain assets of Acentra Technologies, Inc. and Turnkey Computer Systems, Inc., which brought us substantial new groups of customers for our IT solutions, including a contract with the State of New Jersey. Today, Emtec is building on that foundation. In November 2003, we received Sun Microsystems' highest level of accreditation - iForce Strategic Technology Integrator. In February 2004, Emtec was awarded a backdrop contract (#CMS553A) from the New York State Office of General Services to provide IT consulting and systems integration services to a variety of state government entities. As a longtime provider of IT services to Fortune 1000 companies, we are becoming a solution of choice in the government and education markets, and this is adding strongly to our bottom line."

Revenue Increases

         For the three months ended December 31, 2003, total revenues for the IT business, which includes services and consulting revenue and procurement revenues, increased by 9.44 percent or $2.12 million, to $24.62 million, compared to revenues of $22.49 million for the same period in 2002. Services and consulting revenue increased by 25.11 percent, or $1.0 million, to $4.97 million. This increase was attributed to the overall increase in installation services associated with computer roll-out projects for the various state agencies in the State of New Jersey and a school district in Georgia, as well as an increase in our manufacturers' support services contract revenues. The increase in manufacturers support services contracts revenue is mainly attributable to a third-year renewal of an annual maintenance contract to one customer. Net revenue associated with this sale increased by approximately $410,000 for the quarter ended December 31, 2003.

         For the nine months ended December 31, 2003, total revenues for the IT business increased by 18.61 percent or $12.36 million, to $78.82 million compared to $66.46 million for the same nine months in 2002. The company attributed this increase primarily to the acquisitions of Acentra Technologies, Inc. and Turnkey Computer systems, Inc. in August 2002. Also attributed to these acquisitions is the increase in services and consulting revenue, which rose by
20.64 percent, or $2.31 million, to $13.53 million for the nine-month period. An
18.19 percent rise in procurement revenues, to $65.29 million for the nine months, is also attributed to these acquisitions.

Gross Profits

         For the three months ended December 31, 2003, aggregate gross profit for the IT business increased by 68.21 percent (or $1.56 million) to $3.84 million. This increase was attributed to a 25.11 percent increase in services and consulting revenues. As a percentage of total IT revenues, overall gross profit margin also increased to 15.59 percent of total IT revenues for the quarter, compared to 10.14 percent for the same quarter a year ago. Gross profit for product sales during the three months increased by 6.63 percent. Gross profit for service and consulting increased by 325.17 percent, or $1.43 million, to $1.87 million, compared with $440,986 for the same quarter in 2002.

         For the nine months ended December 31, 2003, aggregate gross profit for IT business increased by 26.28 percent, or $2.24 million, to $10.77 million. As a percentage of total IT revenues, overall gross profit margin for the nine-month period increased to 13.67 percent, up from 12.84 percent for the same period in 2002. Gross profit for product sales decreased slightly by 0.12 percent from results for the same period a year ago. Gross profit for service and consulting increased by 95.05 percent, or $2.25 million, to $4.62 million for the nine months ended December 31, 2003. This increase was attributed to the
20.64 percent increase in services and consulting revenues.

SG&A Expenses

         For the three-month period, sales, general, and administrative expenses increased by 11.08 percent, or $334,068, to $3.35 million for the three months ended December 31, 2003. For the nine-month period, SG&A expenses increased by 10.13 percent, or $914,085, to $9.93 million. These increases are primarily a result of the new businesses of the company, mentioned above. Without the acquisitions of Acentra Technologies, Inc. and Turnkey Computer Systems, Inc., the SG&A expenses would have decreased by approximately
11.41 percent of $1.03 million, to $7.99 million for the nine months ended December 31, 2003 compared with $9.02 million for the nine months ended December 31, 2002. This decrease is attributable to the elimination of non-productive sales staff, reduction in sales commission compensation plans, and eliminated duplication of non-essential administrative support services.

About Emtec

         Emtec, Inc. established in 1981, provides high-end computer systems and services to Fortune 1000 clients ranging in size from $50 million to $500 million in revenues. The Company specializes in evaluating and providing solutions for data management including Enterprise Management, Managed Services (monitoring/maintenance/helpdesk), and Data Management (storage and protection of data). With the recent acquisitions of Intellispan (Help Desk), Acentra (systems and services) and Turnkey Computer Systems (managed building services), Emtec has broadened its engineering and services capabilities.

         For additional information please contact Consulting For Strategic Growth 1, Ltd, at 800-625-2236.

                                      # # #

Certain statements in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Emtec, Inc. ("the Company"), or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its plan of operations when needed; (ii) build the management and human resources and infrastructure necessary to support the growth of its business;
(iii) competitive factors and developments beyond the Company's control; and
(iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission which are available for review at www.sec.gov under "Search for Company Filings." Consulting For Strategic Growth I, Ltd. ("CFSG") has a month-to-month relationship with Emtec, Inc. to provide consulting, business advisory, investor relations, public relations and corporate development services to the Company for fees to be determined. In connection with these services, CFSG prepares press releases, corporate profiles, and other publications on behalf of and regarding the Company. Independent of CFSG's receipt of cash compensation from Emtec, CFSG may choose to purchase the common stock of Emtec and thereafter liquidate those securities at any time it deems appropriate to do so.

                                   EMTEC, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)


                                             Three Months Ended                   Nine Months Ended
                                                 December 31,                       December 31,
                                            ----------------------              -------------------
                                            2003              2002              2003           2002
                                            ----              ----              ----           ----
Revenues:
  Procurement services                   $19,648,683       $18,522,103       $65,286,512      $55,237,353
  Service and consulting                   4,969,881         3,972,432        13,533,973       11,218,523
  Geothermal                                  47,900            45,353           140,873          127,705
                                         -----------       -----------       -----------      -----------

     Total Revenues                       24,666,464        22,539,888        78,961,358       66,583,581
                                         -----------       -----------       -----------      -----------

Cost of Revenues:
  Procurement services                    17,686,595        16,681,947        59,127,426       49,070,806
  Service and consulting                   3,094,958         3,531,446         8,917,374        8,851,590
  Geothermal                                  61,167            18,154            91,249           53,783
                                         -----------       -----------       -----------      -----------

     Total Cost of Revenues               20,842,720        20,231,547        68,136,049       57,976,179
                                         -----------       -----------       -----------      -----------
Gross Profit:

  Procurement services                     1,962,088         1,840,156         6,159,086        6,166,547
  Service and consulting                   1,874,923           440,986         4,616,599        2,366,933
  Geothermal                                 (13,267)           27,199            49,624           73,922
                                         -----------       -----------       -----------      -----------

     Total Gross Profit                    3,823,744         2,308,341        10,825,309        8,607,402
                                         -----------       -----------       -----------      -----------

Operating Expenses:

  Selling, general and
   administrative                          3,350,077         3,016,008         9,934,891        9,020,806
  Interest                                    75,333            59,359           247,885          106,926
                                         -----------       -----------       -----------      -----------


     Total Operating Expenses              3,425,410         3,075,367        10,182,776        9,127,732
                                         -----------       -----------       -----------      -----------

Income (Loss) Before Income Tax
  Expense                                    398,334          (767,026)          642,533         (520,330)

Income tax expense                            78,008              --             103,264            9,870
                                         -----------       -----------       -----------      -----------


Net Income (Loss)                        $   320,326       $  (767,026)      $   539,269      $  (530,200)
                                         ===========       ===========       ===========      ===========


Net Income (Loss) Per Share Basic        $       .04       $      (.11)      $       .08      $      (.07)

Net Income (Loss) Per Share Diluted      $       .04       $      (.11)      $       .07      $      (.07)

Weighted Average Number Of
  Shares Outstanding {Basic}               7,197,628         7,080,498         7,118,680        7,080,498

Weighted Average Number Of
  Shares Outstanding {Diluted}             7,504,498         7,080,498         7,470,137        7,080,498
